Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-196634) pertaining to the Incentive Award Plan of CareTrust REIT, Inc. and Form S-3 (No. 333-208925) of CareTrust REIT, Inc., of our report dated February 11, 2016, with respect to the consolidated and combined financial statements and schedule of CareTrust REIT, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP
Irvine, California
February 11, 2016